American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(800) 285-2070/ jmcguire@aatk.com

American Access Technologies And

Chatsworth Products, Inc. Establish Strategic

Alliance for Marketing and Manufacture Of

Zone Cabling And Wireless Products

Chatsworth invests in American Access

Products For Wi-Fi Included In Pact

Keystone Heights, FL – May 9, 2003 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) and Chatsworth Products Inc. (“CPI”) have announced the establishment of a five-year strategic alliance for the sale and manufacture of innovative Zone Cabling and Wireless products developed by American Access Technologies. Under the terms of the agreement, AATK and CPI will co-market and co-manufacture the products and incorporate the brand names and patents of both companies.

CPI has agreed to purchase 215,517 shares of American Access Common Stock in a private placement at $1.16 per share in connection with the alliance.

The alliance with CPI includes marketing and manufacture of the most recent addition to the American Access product line, enclosures for Wireless Access Points. The introduction of new enclosure products coincides with the “Wi-Fi Revolution,” an industry development that was recently highlighted by an announcement from a leading switch manufacturer that it had acquired another company to develop wireless phones for operation on Wi-Fi networks.

Joe McGuire, Chief Financial Officer of American Access, states: “We are thrilled to be associated with Chatsworth Products. Our shared vision of quality products and excellence in customer service made the decision to enter into the alliance a simple matter. This transaction underscores our commitment to Zone Cabling and Wireless products as well as our belief that they will continue to achieve superior growth as word of their benefits in telecommunications environments gains momentum. The products will now be marketed by CPI’s national sales network which consists of more than twenty times the number of personnel of our existing sales and marketing staff. This will dramatically increase the level of visibility for the products within the industry as well as among our customers. A reduction in our sales and marketing costs are being reflected in lowered pricing of the products to CPI. However, it is anticipated that this will be offset by the increased volume that will be achieved by utilizing CPI’s superior sales network.”

“Zone Cabling and Wireless products constituted approximately 30% of American Access’ 2002 revenues with the balance being from our Omega Metals division, powder coating and our ultraviolet light cleansing product which will not be involved in the Chatsworth transaction. American Access will continue to develop new and improved products and will also be active in industry-wide marketing programs for these products” said McGuire.

Added Joseph Cabral, President and Chairman of CPI, “We are extremely excited about the agreement with American Access as it builds on the strengths of both companies. Leading-edge products from American Access, including Zone Cabling, Wireless and Wi-Fi solutions, will now be available through CPI’s national sales organization. CPI’s industry-wide distinction as the premier structural support manufacturer and our reputation for providing superior sales and service are being combined with quality products from American Access. This combination allows us to provide our customers with truly innovative solutions.”

ABOUT AMERICAN ACCESS

American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for installation and moves, adds, and changes by as much as 60 - 70% while providing plug and play, up-gradable networks, fiber optics and wireless LAN. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government.

For more information

Visit: www.aatk.com

E-mail: jmcguire@aatk.com

(800) 285-2070

ABOUT CHATSWORTH PRODUCTS, INC.

Motivated by empowered employee owners, Chatsworth Products, Inc. uses a systems approach to product development to solve the ongoing need for companies to organize, store and secure computer and communications networks. CPI’s line of LAN/data rack systems, MegaFrame® Cabinet Systems, Structured Termination Systems™ and RapidTrak® cable support and management products are offered through an international network of distributors. CPI has manufacturing facilities in Chatsworth, California; Redding, California; Georgetown, Texas; and New Bern, North Carolina.

For more information

Visit: www.chatsworth.com

E-mail: info@chatsworth.com

(800) 834-4969

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.